UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   January 7, 2011

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

On January 7, 2011, Javo Beverage Company (the “Company”) entered into a Secured Revolving Promissory Note in the principal amount of up to $500,000 (the “Note”).  Pursuant to the Note, which is dated as of January 6, 2011, the Company may from time to time borrow up to $500,000 from Coffee Holdings, LLC, which owns approximately 23% of the Company's outstanding common stock.  The outstanding principal amounts due under the Note accrue interest at a rate equal to the greater of 9.5% per annum or 8% per annum, plus the 3-month LIBOR rate.  Interest is payable quarterly in arrears and the outstanding principal is due January 6, 2012 or earlier on an event of default.  The Note is secured by a first priority lien on certain Company assets, namely three thousand coffee dispensers owned by the Company.  A copy of the Note is filed herewith as Exhibit 10.1 and the foregoing description of the terms of the Note is qualified by the terms and conditions of the Note as filed herewith.

The Company will use the proceeds from the Note for general corporate purposes including working capital.  As previously announced in a Current Report on Form 8-K filed on December 3, 2010, the Company has been working with a financial advisor to restructure the Company’s debt obligations.  These efforts are ongoing and the proceeds of the Note will not, by itself, allow the Company to sustain operations based on current cash flows and capital resources or avoid the necessity of a restructure.

9.01  Financial Statements and Exhibits

(d)           Exhibits

10.1           Secured Revolving Promissory Note dated January 6, 2011

*           *           *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVO BEVERAGE COMPANY, INC.

Date:	January 13, 2011	By:	/s/ Richard A. Gartrell
		Name:	Richard A. Gartrell
		Title:	Chief Financial Officer

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